Exhibit 10.1

DATED October 8, 2008

SHARE PURCHASE AGREEMENT

IN RELATION TO

CHINA HR.COM HOLDINGS LTD

TABLE OF CONTENTS

1.	Definitions and Interpretations	1

2.	Sale and Purchase	9

3.	Purchase Price	9

4.	Conditions	13

5.	Closing	14

6.	Representations and Warranties	17

7.	Post-Closing Covenants	19

8.	Indemnification	22

9.	Confidentiality	25

10.	Further Assurance	25

11.	No Partnership	25

12.	Remedies	25

13.	Consents	26

14.	Costs	26

15.	Assignment	26

16.	Entire Agreement	26

17.	Amendment	26

18.	Notices	26

19.	Waiver	29

20.	Severability	30

21.	Counterparts	30

22.	Governing Law	30

23.	Dispute Resolution	30

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on October 8, 2008

AMONG:

(1)           China HR.com Holdings Ltd, a company established under the laws of the Cayman Islands with its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands (the “Company”);

(2)           the shareholders of the Company listed on Part I of Schedule 2 hereto (the “Sellers”);

(3)          Jiexian ZHANG, ([CHINESE CHARACTERS]) an individual with PRC Identity Card No. 510102196410128492 (“Mr.  Jiexian Zhang”); Jianguo ZHANG ([CHINESE CHARACTERS]), an individual with PRC Identity Card No. 620105630516101 (“Mr. Jianguo Zhang”); Xuebin LU ([CHINESE CHARACTERS]), an individual with PRC Identity Card No. 340825197305264615 (“Mr. Xuebin Lu”); Shengping TANG ([CHINESE CHARACTERS]), an individual with PRC Identity Card No. 110108197409170034 (“Mr. Shengping Tang”); Xiaowen ZHANG ([CHINESE CHARACTERS]), an individual with PRC Identity Card No. 650104196905140710 (“Mr. Xiaowen Zhang”);

(4)           Monster Worldwide Netherlands B.V., a company established under the laws of the Netherlands (the “Purchaser”);

(5)           Monster Worldwide Limited (formerly known as TMP Worldwide Limited), a company established under the laws of England (“TMP”);

(6)           the shareholders of the Company listed on Part II of Schedule 2 hereto (the “ESOP Holders”); and

(7)           Monster Worldwide, Inc., a Delaware corporation (“MWI”).

RECITALS

WHEREAS:

The Sellers and the ESOP Holders desire to sell or procure to be sold an aggregate of 30,907,569 ordinary shares of the Company with a par value of $0.05 per share (the “Shares”) registered in their names to the Purchaser, and the Purchaser desires to purchase the Shares from the Sellers and the ESOP Holders upon the terms and conditions set forth herein.

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATIONS

1.1           Definitions.

In this Agreement, unless the context requires otherwise:

“Accounts” means, in relation to a Group Company, its Audited Accounts and its Management Accounts;

“Affiliate” means, in relation to any Person, any Person which is Controlled by, and Controls or is under common Control with, the first-mentioned Person;

“Agreed Claim” has the meaning given in Clause 3.5.2(a);

“Agreement” has the meaning given in the Preamble;

“AIC” means the relevant PRC Administration for Industry and Commerce;

“Approval” means any written approval, authorization, concession, consent, certificate, license, permit, entitlement and the like of or from relevant PRC Authorities;

“Applicable Laws” means with respect to any Person or matter, any and all provisions of any constitution, treaty, statute, law, rules of common law or equity, legislation, regulation, ordinance, code, rule, judgment, order, decree, conditions of any Approval, requirement, directive, guideline, policy or other restriction or any decision of, or determination by, or any interpretation or administration of any of the foregoing by any governmental, administrative, legislative judicial or securities regulatory authority, including any stock exchange, or board on which the Shares or any Person are listed, whether at the national or any local level, whether in effect as of the date hereof or thereafter and in each case as amended from time to time, applicable to such Person or matter;

“Arbitrated Claim Amount” has the meaning given in Clause 3.5.4;

“Audited Accounts” means, in relation to a Group Company, its audited financial statements for the financial year ending on December 31, 2007, a copy of which has been delivered to the Purchaser;

“Business” means the business of the Group Companies as operated as of the Closing Date;

“Business Day” means a calendar day (except Saturdays or Sundays) on which banks operating in the PRC, Hong Kong and the U.S. are open for ordinary business and dealings in inter-bank deposits and payments can take place;

“BVI HoldCo” means China-HR.com Corporation, a company established under the laws of the British Virgin Island with its registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands;

“Cash Balance” means the aggregate cash and bank balances of the Group Companies taken as a whole as of the end of the Closing Date, which, for the avoidance of doubt, shall not include the amount of RMB2,074,239.50 (which is the amount deposited with E-Career Beijing to pay the individual income tax liabilities of the ESOP Holders with respect their option exercises) but shall include the ESOP Exercise Price;

“China” or “PRC” means the People’s Republic of China but excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan;

“Claim” has the meaning given in Clause 8.1.8;

“Close Relatives” means in relation to any individual, such individual’s spouse, parents, siblings and children (including step children);

“Closing” means the taking of the steps referred to in Clause 5;

“Closing Date” means the date on which all the Conditions are satisfied (other than those Conditions which have been waived in accordance with this Agreement, and those Conditions whose satisfaction by their terms or nature can only be determined on such date), or such other date as may be agreed between the Parties in writing;

“Company” has the meaning given in the Preamble;

“Condition” means a condition set out in Clause 4.1;

“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral);

“Contributing Seller” has the meaning given in Clause 3.3;

“Control” means, in relation to a Person (other than a natural person): (i) the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, credit arrangement or proxy, or as trustee, executor, agent or otherwise; (ii) the possession, directly or indirectly, of more than one-half of the voting power of such Person (or more than twenty-five percent (25%) of such voting power for the purposes of Clause 7.2.3); or (iii) the power, directly or indirectly, to appoint a majority of the members of, or otherwise control, the board of directors or similar governing body of such Person (or more than twenty-five percent (25%) of the members of such governing entity for the purposes of Clause 7.2.3);

“Counter Notice” has the meaning given in Clause 3.5.2(a);

“Directors” means the directors from time to time of any Group Company; and each is referred to as a “Director”;

“Disclosure Schedule” means the schedule of exceptions, dated the date of this Agreement, attached as Schedule 7;

“Disputed Claim” has the meaning given in Clause 3.5.2(b);

“Dispute Period” has the meaning given in Clause 3.5.2(a);

“DOC” has the meaning given in Clause 18.5.1, Part II of Schedule 3;

“E-Career Beijing” means E-career (Beijing), Ltd. ([CHINESE CHARACTERS]), a cooperative joint venture established under the laws of the PRC with its registered office at Rooms 810 and 812, Yanyuan Resources Tower, 151 Zhongguancun North Street, Haidian District, Beijing, PRC;

“E-Career Shanghai” means E-career Network Technology (Shanghai) Co., Ltd. ([CHINESE CHARACTERS]), a cooperative joint venture established under the laws of the PRC with its registered office at Room 108, No. 3618, Tanglu Road, Pudong District, Shanghai, PRC;

“E-Career Suzhou” means E-career (Suzhou) Co., Ltd. ([CHINESE CHARACTERS]) a wholly foreign-owned enterprise established under the laws of the PRC with its registered office at 8th Floor, Phase III of International Technology Park, No. 328 Jichang Road, Suzhou Industrial Park, Suzhou, PRC;

“E-Channel Beijing” means Beijing E-Channel Enterprise Management Consulting Co., Ltd. ([CHINESE CHARACTERS]), a domestic limited liability company established under the laws of the PRC with its registered office at 4th Floor, Tower 2, CITIC Tower, No. 19 Jianguomenwai Street, Chaoyang District, Beijing, PRC;

“Encumbrance” means any mortgage, assessment, security interest, lease, charge, pledge, lien, hypothecation, easements, rights of way, retention of title, conditional sale, adverse claim or levy, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, whether arising by operation of law or otherwise; and shall include any agreement, commitment or arrangement to create or effect any of the above; and “Encumber” shall be construed accordingly;

“ESOP Cash Amount” has the meaning given in Clause 3.2(ii);

“ESOP Exercise Price” has the meaning given in Clause 3.2(iv);

“ESOP Holders” has the meaning given in the Preamble;

“Escrow Account” has the meaning given in Clause 3.3;

“Escrow Agent” has the meaning given in Clause 3.3;

“Escrow Amount” has the meaning given in Clause 3.3;

“Escrow Agreement” means that certain Escrow Agreement by and among JPMorgan Chase, the Seller Representatives and the Purchaser dated as of October 6, 2008;

“Escrow Fees” has the meaning given in Clause 3.5.6;

“Escrow Period” has the meaning given in Clause 3.3;

“ESOP Cash Amount” has the meaning given in Clause 3.2(ii);

“FCPA” has the meaning given in Clause 18.3, Part II of Schedule 3;

“First Company Board Resolutions” has the meaning given in Clause 5.2.2(b);

“Group Companies” means the Company, BVI HoldCo, HKCo and the PRC Subsidiaries, the details for which are set forth in Schedule 1; and “Group Company” means any of the Group Companies;

“HKCo” means China HR.com (Hong Kong) Limited, a company established under the laws of Hong Kong, with its registered address at 9/F., Tung Ning Building, 249–253, Des Voeux Road, Central, Hong Kong;

“HKIAC” has the meaning given in Clause 23.2;

“Hong Kong” means the Hong Kong Special Administrative Region of PRC;

“Indebtedness” means of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

“Indemnified Party” has the meaning given in Clause 8.1.8;

“Indemnifying Party” has the meaning given in Clause 8.1.8;

“Initial Sellers Cash Amount” has the meaning given in Clause 3.2(i);

“Internet Recruiting Business” has the meaning given in Clause 7.2.3(a);

“JPMorgan Chase” means JPMorgan Chase Bank, National Association, Hong Kong Branch;

“Key Employee” means each of the Persons listed on Schedule 13;

“Last Accounting Date” has the meaning given in Clause 6.3, Part II of Schedule 3;

“Leased Properties” means the properties (and their particulars) that are set out in Schedule 5;

“Liable Seller” has the meaning given in Clause 3.5.2(e);

“Lists” has the meaning given in Clause 18.5.1, Part II of Schedule 3;

“Losses” means any losses, liabilities, costs, expenses (including interest), charges, dues, actions, damages, injuries, claims, fines, penalties, late payment charges, demands, judgments, costs, expenses (including reasonable legal fees and other reasonable professional fees and disbursements), Taxes, deficiencies, suits or proceedings (including appeals);

“Mr. Jiexian Zhang” has the meaning given in the Preamble;

“Mr. Jianguo Zhang” has the meaning given in the Preamble;

“Mr. Shengping Tang” has the meaning given in the Preamble;

“Mr. Xiaowen Zhang” has the meaning given in the Preamble;

“Mr. Xuebin Lu” has the meaning given in the Preamble;

“Management Accounts” means, in relation to a Group Company, its unaudited management accounts for the period commencing on the day after the period covered by its Audited Accounts and ending on July 31, 2008, a copy of which is attached as Schedule 8;

“Management Shareholders” means Union Advance Group Limited, Great Strategies Group Limited and Empire People Limited, and “Management Shareholder” means any one of them;

“Management Warranties” has the meaning given in Clause 6.2;

“Material Adverse Change” means any change, effect, event, circumstance or development (each a “Material Adverse Change”, and collectively, “Material Adverse Changes”), individually or in the aggregate, and taken together with all other Changes, that is materially adverse to the business, assets, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole;

“Material Contracts” means any Contract other than (i) Contracts for the purchase of supplies and services that were entered into in the ordinary course of business that do not involve more than Twenty-Five Thousand United States Dollars (US$25,000) and do not extend for more than one year beyond the date hereof, (ii) sales Contracts entered into in the ordinary course of business, (iii) Contracts terminable at will by such Group Company on no more than thirty (30) days’ notice without cost or liability to such Group Company which neither involve any employment or consulting arrangement nor are material to the conduct of the Company’s business, and (iv) Contracts provided for in this Agreement;

“MWI” has the meaning given in the Preamble;

“Non-Management Shareholders” means E-Career Holdings Ltd., Good Connection Enterprises Ltd., All United Consultants Limited, Surbiton Investments Ltd., Full Moon Resources Ltd., Macintosh Associates Ltd. and Beauchamp Int’l Limited; and “Non-Management Shareholder” means any one of them;

“Notice of Arbitration” has the meaning given in Clause 23.2;

“Notice of Claim” means written notice of a Claim specifying in reasonable detail material aspects of the Claim (including the nature and basis of the Claim, the individual items included in the Claim, the date such item of the Claim was either paid, properly accrued, or arose, and the aggregate amount of the Claim or the Purchaser’s bona fide estimate of the amount of Claim);

“OFAC” has the meaning given in Clause 18.4, Part II of Schedule 3;

“Order” and “Orders” have the meaning given in Clause 18.4, Part II of Schedule 3;

“Organizational Documents” means with respect to any Person other than a natural person, the memorandum of association, articles of association, certificates of incorporation, registration certificates, by-laws, business license, shareholders’ agreement, joint venture contracts, partnership agreements and other agreements, certificates, instruments or documents, individually or collectively, pursuant to which such Person is established or organized, and/or which govern internal affairs of such Person, as may from time to time be amended;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Person” means any natural person, company, corporation, general partnership, limited partnership, proprietorship, joint venture, firm, trust, union, government, statutory or public authority, or any entity or incorporated or unincorporated organization or association;

“PRC Authorities” means the central, provincial, and local governments of all levels in the PRC, including all the ministries, departments, commissions, bureaus and branches of national, provincial, county or other administrative level;

“PRC Laws” means the Applicable Laws of the PRC;

“PRC Subsidiaries” means E-Career Beijing, E-Career Shanghai, E-Career Suzhou, Shanghai Huaying and E-Channel Beijing, and “PRC Subsidiary” means any of the PRC Subsidiaries;

“Prior Agreement” has the meaning given in Clause 5.4;

“Purchase Price” has the meaning given in Clause 3.1;

“Purchaser” has the meaning given in the Preamble.

“Registered Capital” means the registered capital of the PRC Subsidiaries from time to time and shall include all rights and interests attaching thereto;

“RMB” or “Renminbi” means Renminbi, the lawful currency of PRC;

“SAFE” means the PRC State Administration of Foreign Exchange, the Chinese government authority responsible for implementing and enforcing foreign exchange controls in China;

“SAFE Circulars” means the SAFE Circular on Issues relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Residents issued by SAFE with effect from November 1, 2005 and any PRC Laws in force from time to time which operate to implement, restate, amend or repeal any of the aforesaid circular or any part thereof;

“Second Company Board Resolutions” has the meaning given in Clause 5.2.3(b);

“Seller A ESOP Amount” has the meaning given in Clause 3.2(v);

“Seller B ESOP Amount” has the meaning given in Clause 3.2(vi);

“Sellers” has the meaning given in the Preamble;

“Sellers Trust Amount” has the meaning given in Clause 3.2(iii);

“Seller Representatives” means initially each of Union Advance Group Limited, Good Connection Enterprises Ltd. E-Career Holdings Ltd. and Full Moon Resources Ltd. or any other representative appointed pursuant to the Seller Side Agreement dated as of October 8, 2008 amongst the Contributing Sellers;

“Seller Warranties” has the meaning given in Clause 6.1;

“Selling Parties” means the Sellers, ESOP Holders, Mr. Jiexian Zhang, Mr. Jianguo Zhang, Mr. Xuebin Lu, Mr. Shengping Tang and Mr. Xiaowen Zhang.

“Settled Claim” has the meaning given in Clause 3.5.2(b);

“Shares” has the meaning given in the Recitals;

“Shanghai Huaying” means Shanghai Huaying Network Technology Co., Ltd. ([CHINESE CHARACTERS]), a domestic limited liability company established under the laws of the PRC with its registered office at Room 202, No. 3528 (Yi), Tanglu Road, Pudong District, Shanghai, PRC;

“Social Insurance Premiums” means the social insurance premiums, including retirement insurance, unemployment insurance, medical insurance, birth insurance, employment injury insurance, housing reserve fund and any other social security funds, payable under PRC Laws;

“Subsidiary” means any corporate Person in which the Company or any subsidiary holds, directly or indirectly, shares, registered capital, or any other equity interest from time to time, including without limitation the PRC Subsidiaries, and “Subsidiaries” shall mean all such Persons, including E-Channel Beijing;

“Taxes” means:

(i) all forms of taxation, whether levied by reference to income, profits, gains, asset values, turnover, added value, payroll, ownership of any asset or occupation of premises or other matters of any kind; and

(ii) all statutory, governmental, national, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies of whatever nature,

in each case, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise), including individual income tax relating to employees, and all penalties, charges, costs and interest relating thereto;

“TMP” has the meaning given in the Preamble;

 “US Dollars” or “US$” means United States Dollar, the lawful currency of the U.S.A;

“U.S.” or “U.S.A.” means the United States of America;

“US GAAP” means the generally accepted accounting principles in the U.S.A. consistently applied; and

“Warranties” means the Seller Warranties, the Management Warranties and the representations and warranties given by the Purchaser under this Agreement.

1.2

Interpretations.

1.2.1

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.2.2

References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.2.3

References herein to Recitals, Clauses and Schedules are to the recitals of, clauses in and the schedules to this Agreement unless the context requires otherwise and the Recitals, the Schedules and the Appendices to this Agreement shall be deemed to form part of this Agreement.

1.2.4

The expressions “Seller” and the “Purchaser” shall, where the context permits, include their respective successors and permitted assigns.

1.2.5

The expressions “including” or “includes” means including or includes without limitation.

1.2.6

Where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day, unless otherwise specified. If a period of time is specified and dates from, after or before a given day or the day of an act or event, it is to be calculated exclusive of that day unless otherwise specified.

1.2.7

All reference to time shall be to Beijing, PRC time unless otherwise specified.

1.2.8

To be effective under this Agreement, any consent, approval, permission or authorization to be given by a Party must be in writing, signed by or on its behalf. Nothing in this Agreement is to be construed as imposing any obligation on a Party not to refuse any consent, approval, permission or authorization unreasonably or without delay, save where expressly provided in this Agreement. The Party may impose any conditions it deems appropriate to any consent, approval, permission or authorization it gives (if any).

1.2.9

Any consent, approval, permission or authorization given by a Party shall operate as a consent, approval, permission or authorization only for the particular matter to which it relates and not as a general waiver or release of any of the provisions of this Agreement nor shall it be construed as dispensing with the necessity of obtaining consent, approval, permission or authorization from another Person (if required by Applicable Laws or otherwise) or the specific consent, approval, permission or authorization of that Party in future, unless expressly so provided.

1.2.10

Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.2.11                  All references to the obtaining of an Approval include:

(a)                                 the obtaining of all applicable written approvals, authorizations, concessions, consents, certificates, licenses, permits, entitlements and the like of or from the relevant PRC Authorities;

(b)                                the completion of all required filings, registration, notification or the like of the same with or to the relevant PRC Authorities in regards to the Approval; and

(c)                                 the obtaining of all certificates or other documentary evidence issued by the relevant PRC Authorities and delivered to the applying party for (i) any of the above written approvals, authorizations, concessions, consents, certificates, licenses, permits, entitlements or the like and (ii) the completion of all filings, registrations, notifications or procedures or the like.

1.2.12                References to any specified Chinese government authority in this Agreement shall include the PRC Authorities succeeding or from time to time exercising the functions of the first mentioned Chinese government authority relevant to this Agreement.

1.2.13                Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.2.14                Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.2.15                Where any statement is to the effect that any Person is not aware of any matter or circumstance or is a statement qualified by the expression “to the Person’s knowledge” or “so far as the Person is aware” or any similar expression, that statement (a) shall be deemed to refer to the actual knowledge of a fact of such Person and (if applicable) its directors and employees and (b) shall include a further statement that it has been made after due and careful enquiries.

2.                                      SALE AND PURCHASE

2.1                                 Sale of Shares.

Subject to the terms and conditions of this Agreement, the Purchaser shall purchase all rights, title and interests in the Shares from the Sellers and the ESOP Holders, and each Seller and ESOP Holder shall sell to the Purchaser the number of Shares in the Company set forth opposite such Seller’s name in Part I of Schedule 2 and set forth opposite such ESOP Holder’s name in Part II of Schedule 2, respectively, in each case free from all Encumbrances and together with all rights attaching or accruing to them at Closing.

2.2                              The Parties hereto acknowledge and agree that the Purchaser shall not be obliged to complete the purchase of any Shares unless the purchase of all Shares is completed simultaneously in accordance with this Agreement.

3.                                      PURCHASE PRICE

3.1                                 Each Seller and ESOP Holder shall be entitled to receive consideration in cash in respect of the Shares held by such Seller or ESOP Holder in such aggregate amount as set forth opposite such Seller’s name in Schedule 2 and such ESOP Holder’s name in Schedule 2.  The total consideration payable by the Purchaser for the Shares shall be US$174,000,000 as adjusted pursuant to Clauses 3.3, 3.4 and 3.5 below (the “Purchase Price”).

3.2                                 Closing Date Payment.

At the Closing, the Purchaser shall deliver:

(i) an aggregate amount of US$106,799,380.32  (the “Initial Sellers Cash Amount”), to the Sellers, payable to the Sellers in such amounts and to the bank accounts as set forth opposite the Sellers’ name in Part I of Schedule 2;

(ii) an aggregate amount of US$20,296,572.67 (the “ESOP Cash Amount”) to the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement;

(iii) an aggregate amount of US$1,600,000.00 (the “Sellers Trust Amount”) to the account of Morrison & Foerster LLP as set forth in Part II of Schedule 2;

(iv) an aggregate amount of US$2,657,127.22 (the “ESOP Exercise Price”) to the account of the Company as set forth in Part II of Schedule 2;

(v) an amount of US$2,377,378.35 (the “Seller A ESOP Amount”) to the account of Seller A to the bank account as set forth opposite his or her name in Part II of Schedule 2; and

(vi) an amount of US$269,541.41 (the “Seller B ESOP Amount”) to the account of Seller B to the bank account as set forth opposite his or her name in Part II of Schedule 2.

The Purchaser’s obligation to pay the Initial Sellers Cash Amount, ESOP Cash Amount, Sellers Trust Amount, ESOP Exercise Price, the Seller A ESOP Amount and the Seller B ESOP Amount portions of the Purchase Price shall be fully discharged upon such payments being delivered in accordance with this Clause 3.2.

3.3                                 Escrow Amount.

Of the Purchase Price, US$40,000,000 (the “Escrow Amount”) shall be paid by the Purchaser into an interest-bearing account (the “Escrow Account”) in the name of JPMorgan Chase Bank, N.A. Hong Kong Branch (the “Escrow Agent”) governed by the Escrow Agreement and shall be held there for a period of no longer than eighteen (18) months from the Closing Date (the “Escrow Period”).  With respect to each Seller and applicable ESOP Holder, those amounts set forth opposite such Seller’s name in Part I of Schedule 2 and such ESOP Holder’s name in Part II of Schedule 2, shall be deemed to have been contributed to the Escrow Amount by that Seller or ESOP Holder.  Each Seller and ESOP Holder who is deemed to have contributed any amount to the Escrow Account is referred to as a “Contributing Seller”.  During the Escrow Period, the Escrow Amount shall be made available to the Purchaser to satisfy Claims in accordance with the provisions of Clause 3.5.

3.4                                 Prior to the Closing Date, the Purchaser and the Seller Representatives shall enter into the Escrow Agreement with the Escrow Agent in order to open the Escrow Account.  The Purchaser shall remit the ESOP Cash Amount and the Escrow Amount in accordance with the Escrow Agreement on the Closing Date.  As soon as practicable after the Closing Date, the Purchaser and a Seller Representative shall jointly notify the Escrow Agent in writing that the Closing has occurred.  The Seller Representatives shall act as the authorized representatives of the Contributing Sellers with respect to the Escrow Account, and all written decisions of at least three (3) Seller Representatives with respect to the Escrow Account shall be binding on all Contributing Sellers.

3.5                                 Payment of Escrow Amount.

3.5.1                      The Escrow Agent shall only act pursuant to the provisions of the Escrow Agreement, which shall contain substantially the same payment procedures as set forth below.

3.5.2                        In the event that the Purchaser shall have delivered a Notice of Claim to the Seller Representatives, the Contributing Sellers and the Escrow Agent before the expiration of the Escrow Period, the following procedure shall apply:

(a)                                  If none of the Seller Representatives contest such Notice of Claim by giving the Purchaser and the Escrow Agent a written counter notice (“Counter Notice”) within twenty (20) Business Days after the delivery of the Notice of Claim (the “Dispute Period”), the Escrow Agent shall, without the need for any further action by any Seller Representative or the Purchaser, release the amount of the Claim set forth in the Notice of Claim (an “Agreed Claim”), and any accrued interest thereof, to the Purchaser within three (3) Business Days after the expiration of the Dispute Period with respect to such Claim.

(b)                                 If a Counter Notice is delivered by any Seller Representative with respect to a Claim pending resolution of the dispute (a “Disputed Claim”), the Escrow Agent shall make payment with respect to a Disputed Claim only in accordance with (i) the joint written instructions of the Purchaser and at least three (3) Seller Representatives, (ii) an arbitral award or (iii) a final court order of competent jurisdiction, which payment of such Claim (a “Settled Claim”) and any accrued interest thereof shall be made within three (3) Business Days from the date the Escrow Agent receives the joint written instructions of the Purchaser and at least three (3) Seller Representatives or, as the case may be, such arbitral award or final court order regarding such Settled Claim.

(c)                                  Upon delivery by any Seller Representative of a Counter Notice, the parties agree to attempt to resolve any Disputed Claim by holding good faith discussions between at least three (3) Seller Representatives and the duly authorized representative(s) of the Purchaser.  If the Disputed Claim is not resolved within twenty (20) Business Days after the delivery of the Counter Notice pursuant to Clause 3.5.2(a) or such other date as may be agreed between at least three (3) Seller Representatives and the Purchaser in writing, any Seller Representative or the Purchaser may refer the Disputed Claim to arbitration in accordance with Clause 23.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the liability of each Seller for a Claim under Clause 8 shall be subject to the limitations on liability set forth in Clauses 8.1.5 and 8.1.6 and limited to the amount remaining in the Escrow Account and any accrued interest thereof that has not yet been released to the Contributing Sellers or the Purchaser, as the case may be, pursuant to this Clause 3.

(e)                                  Notwithstanding Clause 3.3 or any other provision to the contrary in this Agreement, each Contributing Seller agrees that the Purchaser shall be entitled to apply the Escrow Amount (and any accrued interest thereof) towards the satisfaction of any Agreed Claim or Settled Claim to the extent permitted under this Clause 3.5 regardless of whether such Contributing Seller is liable under the relevant Claim and regardless of the amounts the Contributing Seller who is liable under the relevant Claim (the “Liable Seller”) has contributed to the Escrow Amount, and each Contributing Seller shall not raise, and shall procure the Seller Representatives not to raise, any objection in relation to such application on the ground that such Contributing Seller is not the Liable Seller and the amount it contributed to the Escrow Amount may not be used to satisfy the Claim.

3.5.3                      All payments with respect to Agreed Claims and Settled Claims under this Clause 3.5 shall be paid out subject to the provisions of Clause 8.

3.5.4                      Within fifteen (15) Business Days after expiration of the Escrow Period, the Purchaser and a Seller Representative shall jointly instruct the Escrow Agent to release the amount remaining in the Escrow Amount to each of the Contributing Sellers in accordance with the terms of the Escrow Agreement, after having deducted the amounts required to satisfy all Agreed Claims and Settled Claims (including any accrued interest thereof) which are outstanding and unpaid, and any Claims in respect of which arbitration has been commenced in accordance with Clause 23 and the HKIAC Administered Arbitration Rules at the expiration of the Escrow Period (the “Arbitrated Claim Amount”).  The Escrow Agent shall release any Arbitrated Claim Amount (and any accrued interest thereof) in accordance (i) the joint written instructions of the Purchaser and at least three (3) Seller Representatives, (ii) an arbitral award or (iii) a final court order of competent jurisdiction, and such release shall be made within three (3) Business Days from the date the Escrow Agent receives such joint instructions or, as the case may be, such arbitral award or final court order regarding such Arbitrated Claim Amount.

3.5.5                      Any interest accruing on the Escrow Account shall be for the benefit of the Contributing Sellers as set forth in the Escrow Agreement, provided, however, that the Purchaser shall be entitled to interest attributable to any Agreed Claims or Settled Claims paid to the Purchaser.

3.5.6                      All fees and expenses of the Escrow Agent pursuant to the Escrow Agreement which shall be US$10,000 (the “Escrow Fees”) shall be borne equally by the Contributing Sellers on one hand and the Purchaser on the other hand and shall be paid in accordance with the Escrow Agreement.

3.6                                 Method of Payment.

All payments under this Clause 3 shall be made by wire transfer of immediately available funds to an account designated not less than twenty-four (24) hours by the recipient prior to the time for payment specified herein.

3.7                                 Seller Representatives.

Except as otherwise specified in this Agreement, the Contributing Sellers will be bound by all actions taken or any writing made by at least three (3) Seller Representatives in connection with the Escrow Agreement, this Agreement and the transactions contemplated hereby, and Purchaser shall be entitled to rely on any action or decision of the Seller Representatives, provided that any such action or decision is made by at least three (3) Seller Representatives.  Purchaser shall be entitled to deal exclusively with the Seller Representatives together, and not individually, as the sole and exclusive representatives and agents of the Contributing Sellers in respect of this Agreement and the Escrow Agreement and all matters arising under or pertaining to this Agreement and the Escrow Agreement.  The Contributing Sellers who in the aggregate contributed no less than three-fourths (3/4) of the Escrow Amount shall have the right to dismiss and appoint Seller Representatives.  The Purchaser shall be notified in writing, signed by such Contributing Sellers representing no less than three-fourths (3/4) of the Escrow Amount of any dismissal or appointment of a Seller Representative.  Such appointment will be effective upon the later of the date indicated in the notice of dismissal and appointment or the date such notice of dismissal and appointment is received by the Purchaser.

4.                                      CONDITIONS

4.1                                 Conditions Precedent.

Closing is conditional upon the fulfillment of the following conditions (each a “Condition”):

4.1.1                        SAFE Registration.  Mr. Jiexian Zhang and Ms. Hong Dai have duly submitted an application to register their joint ownership of their indirect shareholding in the Company (including the duly completed registration form ([CHINESE CHARACTERS])) with Beijing SAFE in accordance with the SAFE Circulars and have delivered a copy of the submitted registration application materials to the Purchaser and a written statement from the legal representative of Beijing Qi Shang Lian Registration Agency ([CHINESE CHARACTERS]) certifying that such application has been duly submitted.

4.1.2                        E-Channel Beijing Transfer.  The Management Shareholders have delivered to the Purchaser all documents necessary to transfer all equity interests in E-Channel Beijing to the persons designated by the Purchaser and appoint the Purchaser’s designee as E-Channel Beijing’s legal representative.

4.1.3                        E-Channel Beijing ICP License.  The Management Shareholders have delivered to the Purchaser all documents necessary to submit an application to amend E-Channel Beijing’s ICP license to reflect the change in the legal representative of E-Channel Beijing to the Purchaser’s designee.

4.1.4                        E-Channel Beijing HR Recruitment Licenses.  The Management Shareholders have delivered to the Purchaser all documents necessary to submit an application to amend E-Channel Beijing’s human resource recruitment license with the Beijing Personnel Bureau to reflect the change in the legal representative of E-Channel Beijing to the Purchaser’s designee.

4.1.5                        Non-Compete Agreements and Confidentiality Agreements with Certain Employees.  E-Career Beijing has entered into non-compete agreements (in the Company’s standard form) with Gu Yuhua ([CHINESE CHARACTERS]), Chen Hui ([CHINESE CHARACTERS]), Fu Ying ([CHINESE CHARACTERS]), Guo Yujun ([CHINESE CHARACTERS]) and Zhang Bo ([CHINESE CHARACTERS]) and a confidentiality agreement (in the Company’s standard form) with Wei Bingfang ([CHINESE CHARACTERS]).  E-Career Shanghai has entered into a non-compete agreement (in the Company’s standard form) with Tang Rongjun ([CHINESE CHARACTERS]).

4.1.6                        Consulting Contract.  Each of Mr. Jianguo Zhang and Mr. Shengping Tang has entered in a new consulting contract with E-Career Beijing.

4.1.7                        Legal Opinions:  The Purchaser has received legal opinions from the Group Companies’ legal counsel in relation to each Group Company and the transactions contemplated under this Agreement in such form as may be required by the Purchaser.

4.2                                 Non-Satisfaction or Waiver.

4.2.1                      The Purchaser may at its sole discretion waive at any time in whole or in part and conditionally or unconditionally any of the Conditions by notice in writing to the Sellers.

5.                                      CLOSING

5.1                                 Date and Place.

Closing shall take place on the Closing Date simultaneously in the U.S. at the offices of Monster Worldwide Limited and in Hong Kong at the Hong Kong Office of Baker & McKenzie LLP (or such other time and place as the Parties may agree in writing) when all (and not only some) of the events described in Clause 5.2 shall occur or have been waived by the Purchaser.

5.2                                 Sellers’ Obligations.

5.2.1                        At Closing, the Sellers shall:

(a)                                  deliver to Purchaser a copy of the Escrow Agreement executed by the Seller Representatives;

(b)                                 deliver to Purchaser a resolution by the board of each Seller that it is a corporate entity, approving the transaction contemplated hereunder and the execution, delivery and performance of this Agreement.

5.2.2                      deliver to the Purchaser with respect to the Company:

(a)                                  a certificate representing the Shares; and

(b)                                 written resolutions of the board of directors of the Company approving this Agreement, the registration of the transfers in respect of the Shares, the issuance of a new share certificate to the Purchaser in respect of the Shares and the affixation of the common seal of the Company on such share certificate (the “First Company Board Resolutions”).

5.2.3                        deliver to the Purchaser in respect of the Company, BVI HoldCo and HKCo:

(a)                                  the written resignation of the existing non-Purchaser appointed directors of each such company, such resignations to take effect on the Closing Date, and to contain an acknowledgement signed by each such existing director to the effect that he/she has no claim against any of the Group Companies for loss of office or otherwise;

(b)                                 the resolutions of its board of directors (the “Second Company Board Resolutions”) or, in the case of (ii) only, the resolution of its Sole Member:

(i)                                     accepting the resignations referred to in Clause 5.2.3(a);

(ii)                                  appointing the Purchaser’s nominees as directors, such appointments to take effect upon resignation of the existing directors;

(iii)                               approving the change of bank signatories of the bank accounts maintained by the Company from the current signatories to Tam Yee Wan and Lo Edward Bing Kuen; and

(iv)                              approving the change of bank signatories of the bank accounts maintained by BVI HoldCo from Xu Xin to Tam Yee Wan and Lo Edward Bing Kuen.

(c)                                  with respect to each Group Company, the following original items identified by the Purchaser and provided to such Purchaser (or their legal counsel) for their review prior to the Closing:

(i)                                   statutory books and registers;

(ii)                                minutes books;

(iii)                             certificate of incorporation or equivalent document;

(iv)                            company seals;

(v)                               memorandum and articles of association stamped by its registered agent;

(vi)                            filings or correspondence with company registry;

(vii)                         other filings or correspondence with any government authorities (including copies of annual tax returns for HKCo);

(viii)                      any blank share certificates;

(ix)                              accounting books and records;

(x)                                 items relating to its bank accounts (including bank opening documents, bank statements, and bank cards);

(xi)                              copies of any powers of attorneys granted by company; and

(xii)                           any other items as the Purchaser may reasonably request.

5.2.4                      deliver to the Purchaser in respect of each of the PRC Subsidiaries:

(a)                                  written resignations of all the existing directors of each such company, such resignation to take effect after the passing of the resolutions referred in Clauses 5.2.4(b) and 5.2.4(c), and to contain an acknowledgement signed by each of them to the effect that he/she has no claim against any of the Group Companies for loss of office or otherwise;

(b)                                 resolutions of the shareholders and sole executive director of E-Channel Beijing acknowledging the appointment of the Purchaser’s nominee as its sole executive director, such appointments to take effect after the passing of such resolutions;

(c)                                  resolutions of the board of directors of E-Career Suzhou, E-Career Beijing and E-Career Shanghai acknowledging the appointment of the Purchaser’s nominees as its directors, such appointments to take effect after the passing of such resolutions;

(d)                                 letters of appointment, executed by the shareholders of E-Career Suzhou, E-Career Beijing and E-Career Shanghai, appointing the Purchaser’s nominees as its directors, such appointments to take effect immediately after the execution of such letters of appointment;

(e)                                  letter of appointment executed by E-Channel Beijing replacing the legal representative of E-Career Shanghai with the Purchaser’s nominee, and letters of appointment executed by BVI HoldCo replacing the legal representatives of E-Career Suzhou and E-Career Beijing with the Purchaser’s nominees;

(f)                                    application documents to change the bank signatories of the bank accounts maintained by E-Career Beijing from the current signatories to Rita Tam and Edward Lo; and

(g)                                 with respect each PRC Subsidiary (including each of its branches, if applicable), the following items identified by the Purchaser and provided to such Purchaser (or their legal counsel) for their review prior to the Closing:

(i)                                   approval certificate and approval replies;

(ii)                                business license;

(iii)                             local and national tax registration and filings;

(iv)                            foreign exchange registration certificate and/or IC card;

(v)                               finance registration;

(vi)                            statistics bureau registration;

(vii)                         licenses and permits, including human resource intermediary permits ([CHINESE CHARACTERS]) and ICP licenses, and all filings to obtain or maintain such licenses and permits;

(viii)                      joint venture contracts and articles of association;

(ix)                              accounting books and records;

(x)                                 company chops;

(xi)                              items relating to its bank accounts (including the Renminbi basic account opening permit, bank statements, and bank cards);

(xii)                           check books; and

(xiii)                        any other items as the Purchaser may reasonably request.

5.3                                 Purchaser’s Obligations.

5.3.1                        Against compliance by the Sellers of the provisions of Clause 5.2, the Purchaser shall, at Closing:

(a)                                  pay the Initial Sellers Cash Amount, ESOP Cash Amount, Sellers Trust Amount, ESOP Exercise Price, the Seller A ESOP Amount and the Seller B ESOP Amount portions of the Purchase Price in accordance with Clause 3.2 and the Escrow Amount into the Escrow Account in accordance with Clause 3.3;

(b)                                 deliver to the Sellers a copy of the Escrow Agreement executed by the Purchaser; and

(c)                                  deliver to the Sellers a copy of each of the First Company Board Resolutions and Second Company Board Resolutions of the Company, executed by each Purchaser appointed director of the Company.

5.4                                 Termination of Prior Agreement.

At Closing, that certain Shareholders Agreement dated February 1, 2005 between the Sellers, the Company, TMP and MWI, as amended by that certain Amendment No. 1 to Shareholders Agreement dated March 17, 2006, between the Sellers, the Company, MWI and TMP (collectively, the “Prior Agreement”) shall be terminated, and the Company and the Parties that were parties to the Prior Agreement agree that any rights and obligations they had under the Prior Agreement are automatically terminated and of no further force and effect as of the Closing Date.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                                 Representations and Warranties of the Sellers.

Each of the Sellers represents and warrants to the Purchaser solely with respect to itself, himself or herself and not with respect to any other Shareholder, that each of the statements set out in Part I of Schedule 3 (the “Seller Warranties”) is true and correct on the date of this Agreement, and shall be true and correct as of the Closing Date.  The Seller Warranties are given subject to matters fully, fairly and specifically disclosed in the Disclosure Schedule.

6.2                                 Representations and Warranties of the Management Shareholders.

The Management Shareholders, jointly and severally, represent and warrant to the Purchaser that each of the statements set out in Part II of Schedule 3 (the “Management Warranties”) is true and correct on the date of this Agreement, and shall be true and correct as of the Closing Date.  The Management Warranties are given subject to matters fully, fairly and specifically disclosed in the Disclosure Schedule.  Unless a different time period is specifically stated therein, the Management Warranties are limited in time from the period commencing on March 17, 2006 to the Closing Date.

6.3                                 Representations and Warranties of the Parties.

(a)                                  Each Party that is not an ESOP Holder represents and warrants (in addition to such other representations and warranties by it as may be contained elsewhere in this Agreement) to the other Parties that are not the ESOP Holders that each of the following statements is true and correct on the date of this Agreement, and shall be true and correct as of the Closing Date, subject to matters fully, fairly and specifically disclosed in the Disclosure Schedule:

6.3.1                      in case that it is other than a natural person, it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the legal right and full power and authority to own its assets, to carry on its business as now conducted and to enter into and perform this Agreement;

6.3.2                      the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate, governmental or other action;

6.3.3                      this Agreement, will, when executed constitute legal, valid and binding obligations on it, enforceable in accordance with its terms;

6.3.4                      the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:

(a)                                  violate or constitute a default under its Organizational Documents if it is other than a natural person; or

(b)                                 violate or otherwise conflict with any Applicable Law; or

(c)                                  constitute a breach of any contract or other obligations legally binding on it; or

(d)                                 result in the creation or imposition of any Encumbrance on any of its assets, except as contemplated in this Agreement;

6.3.5                      the execution, delivery and performance by it of this Agreement require no action by or in respect of, or filing with, any government authority in its jurisdiction of incorporation or stock exchange or board on which its shares are listed (except for disclosure filings that may be required by the securities law of its jurisdiction of incorporation); and

6.3.6                      there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or by or before any governmental department, agency, instrumentality, or any arbitrator, in which an adverse decision could be reasonably expected to materially and adversely affect its ability to perform its obligations under this Agreement.

(b)                                  Each ESOP Holder represents and warrants to the other Parties that this Agreement, will, when executed constitute legal, valid and binding obligations on him or her, enforceable in accordance with its terms.

6.4                                 Reliance.

Each of the Sellers acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller Warranties, and the agreements, undertakings and covenants contained in this Agreement, and has been induced by them to enter into this Agreement.

6.5                                 Separate and Independent.

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

6.6                                 Waiver and Release

Each of the Selling Parties hereby waives (if such Selling Party is not a natural person, shall procure all of its beneficial owners to waive) all claims which it may have (whether against the Group Companies concerned or otherwise) in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by any Group Company or any of its officers, employees, agents, experts or representatives in connection with its giving of the Warranties.  Each Party agrees to waive and release the Group Companies and all other Parties from all claims that may be asserted by such Party arising from all agreements (other than this Agreement) entered into between such Party and any of the Group Companies and the other Parties prior to the date hereof relating to the ownership of equity interests in the Company, including without limitation the Ordinary Shares Purchase Agreement dated January 30, 2005, the Ordinary Shares Purchase Agreement dated March 17, 2006, all other share subscription or purchase agreements, and all stock option award agreements.  Mr. Jianguo Zhang, Mr. Xuebin Lu, Mr. Shengping Tang and Mr. Xiaowen Zhang hereby waive and release the Group Companies, TMP, the Purchaser and MWI from all claims arising from their employment with or services for any Group Company prior to the date hereof.

6.7                                Undertakings of the Parties.

Each Party that is not an ESOP Holder undertakes and agrees with the other Parties that are not the ESOP Holders that, throughout the continuance of this Agreement, it shall promptly inform the other Parties of the occurrence of any breach of a representation or warranty made by itself or any of its Affiliates contained in this Agreement.  For the avoidance of doubt, no such disclosure shall be deemed to qualify or limit in any way the representation or warranty concerned.

7.                                      POST-CLOSING COVENANTS

7.1                                Sellers’ Assistance.

Each of the Sellers shall give all such assistance and provide such information as the Purchaser shall reasonably request from time to time for the purpose of enabling the Purchaser or the Group Companies to complete or to make any filings with any government authorities in relation to the transactions contemplated hereunder.

7.2                                Non-Competition.

7.2.1                      Each of Mr. Jianguo Zhang, Mr. Xuebin Lu and Mr. Shengping Tang undertakes with the Purchaser (for itself and as trustee for each Group Company) that (except with the consent in writing of the Purchaser):

(a)                                  for the period of two (2) years after the Closing Date, he will not, and shall procure that each of his Close Relatives will not, either on his own account or in conjunction with or on behalf of any Person carry on or be engaged, concerned or interested, directly or indirectly, operate, or otherwise invest in any business in competition with the Business, either within the PRC or which are targeted at customers and/or users in the PRC (other than as a holder of not more than five per cent (5%) of the issued shares or debentures of any company listed on a stock exchange);

(b)                                 for the period of two (2) years after the Closing Date, he will not, and will procure that each of his Close Relatives will not, either on his own account or in conjunction with or on behalf of any other Person solicit or entice away or attempt to solicit or entice away from any Group Company any Person or organization who shall at any time within the year preceding the Closing Date have been a customer, identified prospective customer, representative, agent, or correspondent of any Group Company or in the habit of dealing with any Group Company (including the major customers listed in Schedule 4), or enter into any contract for supply of services or accept business from any such Person, firm, company or organization within the PRC;

(c)                                  he will not, and shall procure that each of his Close Relatives will not, at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of the Group Companies whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to any Group Company, the identity of the Group Companies’ customers and suppliers, the Group Companies’ products, finance, contractual arrangements, business or methods of business and shall use his best endeavors to prevent the publication or disclosure of any such information;

(d)                                 if, in connection with the business or affairs of any Group Company, he or any of his Close Relatives has obtained trade secrets or other confidential information belonging to any third party under an agreement purporting to bind any Group Company which contained restrictions on disclosure, he shall not, and shall procure that each of his Close Relatives shall not, without the previous written consent of the board of directors of the Purchaser at any time infringe or take any action which would or might result in an infringement of such restrictions; and

(e)                                  for the period of two (2) years after the Closing Date, he will not, and shall procure that each of his Close Relatives will not, either on his own or in conjunction with or on behalf of any other Person, employ, solicit, entice away or attempt to employ, solicit or entice away from any Group Company any Person who at the Closing Date is an officer, manager, consultant or employee of any Group Company, whether or not such Person would commit a breach of contract by reason of leaving such employment; and

(f)                                    he shall not, and shall procure that each of his Close Relatives will not, either on his or at any time hereafter in relation to any trade, business or company use a name or trade mark including the word “China-HR”, “ChinaHR”, “[CHINESE CHARACTERS]” or “[CHINESE CHARACTERS]”, or any of the trademarks set forth in Schedule 6, or any word or symbol confusingly similar to such words or trademarks in such a way as to be capable of or likely to be confused with the name, trade name or any trademark of any Group Company.

7.2.2                      Union Advance Group Limited shall be jointly and severally liable with Mr. Jianguo Zhang for any breach by him of the obligations under Clause 7.2.1.  Great Strategies Group Limited shall be jointly and severally liable with Mr. Xuebin Lu for any breach by him of the obligations under Clause 7.2.1. Empire People Limited shall be jointly and severally liable with Mr. Shengping Tang for any breach by him of the obligations under Clause 7.2.1.

7.2.3                      Each of the Non-Management Shareholders undertakes with the Purchaser (for itself and as trustee for each Group Company) that (except with the consent in writing of the Purchaser) for the period of one (1) year after the Closing Date:

(a)                                  it will not and shall procure that each of its beneficial owners who Control the Non-Management Shareholders and the Close Relatives of such beneficial owners will not, either on its own account or in conjunction with or on behalf of any Person, carry on or operate any Internet job board or Internet employment recruiting business either within the PRC or which are targeted at customers and/or users in the PRC (or “Internet Recruiting Business”), except that the Non-Management Shareholders shall have the express right to invest in or otherwise hold:

(i)                                     not more than thirty-three per cent (33%) of the issued shares or debentures in any company that together with its Affiliates derive either (i) less than $8,000,000 in gross annual revenue from the Internet Recruiting Business or (ii) less than twenty-five percent (25%) of its gross annual revenue from the Internet Recruiting Business, and

(ii)                                not more than five per cent (5%) of the issued shares or debentures in any other company engaged in the Internet Recruiting Business;

(b)                                 it will not, and shall procure that each of its beneficial owners who Control the relevant Non-Management Shareholders and the Close Relatives of such beneficial owners will not, at any time hereafter make use of or disclose or divulge to any Person (other than to any properly authorized employees of the Group Companies) any commercially significant information obtained by the relevant Non-Management Shareholders solely by virtue of its position as a shareholder of the Company (other than any information properly available to the public or required to be disclosed by law) relating to any Group Company, its business or method of business, finances, customers and contractual arrangements and shall use its best endeavors to prevent the publication or disclosure of any such information; and

(c)                                  it will not and shall procure that each of its beneficial owners who Control the relevant Non-Management Shareholders and the Close Relatives of such beneficial owners will not, either on its own or in conjunction with or on behalf of any other Person, employ, solicit, entice away or attempt to employ, solicit or entice away from any Group Company any Person who at the Closing Date is an officer or Key Employee of any Group Company, whether or not such Person would commit a breach of contract by reason of leaving such employment.

7.3                                 While the restrictions contained in Clauses 7.1 and 7.2 are considered by the Parties to be reasonable in all the circumstances, the Parties hereby agree and declare that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or geographic area thereunder reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make it valid and effective.

7.4                                 The Management Shareholders and Purchasers shall use commercially reasonable efforts to cause the relevant Persons to complete the following after the Closing Date:

7.4.1                      Software Licenses.  Not later than six (6) months after the Closing Date, the Company shall have duly obtained and fully paid for those software licenses set forth in Schedule 12, and written evidence of full payment for thereof shall have been delivered to the Purchaser and the Contributing Sellers.

7.4.2                      Expansion of Business Scope.  Not later than nine (9) months after the Closing Date, E-Career Beijing’s Hangzhou branch, Chengdu branch, Nanjing branch, Shenzhen branch, Tianjin branch and Xian branch shall each have obtained the human resource intermediary permit ([CHINESE CHARACTERS]) from their respective local personnel bureaus ([CHINESE CHARACTERS]) and, as needed, have received an updated business license from their respective local AIC branches reflecting a scope of business that permits the collection, classification, storage, publication of information and the provision of consulting services concerning the demand and supply of human resources ([CHINESE CHARACTERS]).

7.4.3                      SAFE Registration.  Not later than eight (8) months after the Closing Date, Mr. Jiexian Zhang shall have used his best efforts, at his own cost, to duly register his and Ms. Dai Hong’s joint indirect shareholding in the Company as well as the disposal of such joint indirect shareholding pursuant to the terms of this Agreement with Beijing SAFE in accordance with the SAFE Circulars and deliver the applicable registration forms stamped by Beijing SAFE to the Purchaser.  For the avoidance of doubt, the Purchaser acknowledges that a possibility exists that Beijing SAFE may not register Mr. Jiexian Zhang and Ms. Dai Hong’s joint indirect shareholding in the Company in accordance with the SAFE Circulars despite Mr. Jiexian Zhang’s best efforts to effect such due registration and further acknowledges that any failure to complete such registration after the condition in Clause 4.1.1 has been fulfilled shall not be deemed a breach of this Clause 7.4.3.

7.4.4                      E-Channel Beijing Transfer.  Not later than six (6) months after the Closing Date, the entire equity interest in E-Channel Beijing shall be transferred to the persons designated by the Purchaser, at no cost to the Purchaser or any of the Group Company and the appointment of Purchaser’s designee as E-Channel Beijing’s legal representative shall have been completed and duly registered with the Beijing AIC.

7.4.5                      E-Channel Beijing ICP License.  Not later than six (6) months after the Closing Date, E-Channel Beijing shall have procured a new ICP license from the Beijing Administration of Telecommunications to reflect the change in the legal representative of E-Channel Beijing to the Purchaser’s designee.

7.4.6                      E-Channel Beijing HR Recruitment Licenses.  Not later than six (6) months after the Closing Date, E-Channel Beijing shall have procured a new human resource intermediary permit ([CHINESE CHARACTERS]) from the Beijing Personnel Bureau to reflect the change in the legal representative of E-Channel Beijing to the Purchaser’s designee.

7.4.7                      Shanghai Huaying Transfer.  Not later than eight (8) months after the Closing Date, the entire equity interest in Shanghai Huaying shall be transferred to the persons designated by the Purchaser, at no cost to the Purchaser or any of the Group Company and the appointment of Purchaser’s designee as Shanghai Huaying’s legal representative shall have been completed and duly registered with the PRC Authorities.

8.                                      INDEMNIFICATION

8.1                                Indemnity.

8.1.1                      Sellers Indemnity.  Each of the Sellers, severally and not jointly, hereby covenants and undertakes to the Purchaser to indemnify and save and hold the Purchaser harmless from and against any Losses actually suffered, incurred or sustained by the Purchaser arising out of: (i) any misrepresentation or breach of Clauses 6.1 and 6.3, or (ii) any non-compliance with or breach by such Seller of any of their respective covenants or agreements contained in this Agreement to be performed by such Seller.

8.1.2                      Management Indemnity.  Each of the Management Shareholders, jointly and severally, hereby covenants and undertakes to the Purchaser (for itself and as trustee for each Group Company) to indemnify and save and hold the Purchaser harmless from and against any Losses actually suffered, incurred or sustained by the Purchaser or any of the Group Companies arising out of:

(a)                             any breach of Clause 6.2;

(b)                            any non-compliance with or breach by any Management Shareholders of any of their respective covenants or agreements contained in this Agreement to be performed by any such Management Shareholders;

(c)                             any failure to complete the actions set forth in Clause 7.4 (except when such failure is due to the Purchaser’s breach of its obligations under Clause 7.4);

(d)                            the underpayment of any Social Insurance Premium liability arising from the operations of any PRC Subsidiary prior to Closing; and

(e)                             any of the following omissions in Mr. Zhang Jiexian and Ms. Dai Hong’s filing with Beijing SAFE pursuant to Clause 4.1.1:

(i)              the establishment of E-Career Suzhou;

(ii)             the transfer of shareholding in E-channel Beijing from Mr. Zhang Jiexian and Ms. Dai Hong to Mr. Xu Ren Gen and Ms. Zhou Xu; and

(iii)            that Mr. Jianguo Zhang, Mr. Xuebin Lu and Mr. Shengping Tang hold their indirect shareholding in the Company through Union Advance Group Limited, Great Strategies Group Limited and Empire People Limited respectively.

To the extent the Management Shareholders are required to indemnify the Purchaser hereunder for the Losses suffered, incurred or sustained by the Group Companies, the Management Shareholders shall only be obligated to indemnify the Purchaser for up to an amount not exceeding fifty-five (55%) of the Losses that are actually suffered, incurred or sustained by such Group Companies.

8.1.3                      Purchaser Indemnity.  The Purchaser hereby covenants and undertakes to the Sellers to indemnify and save and hold the Sellers harmless from and against any Losses actually suffered, incurred or sustained by each Seller arising out of (i) any misrepresentation or breach of a representation or warranty made with respect to Clause 6.3, or (ii) any non-compliance with or breach by the Purchaser of any of its covenants or agreements contained in this Agreement to be performed by the Purchaser (including Clause 7.1).

8.1.4                      Special Indemnity.  Subject to the limitations set forth in Clauses 8.1.5, 8.1.6 and 8.1.7, the Management Shareholders hereby covenant and undertake to the Purchaser to indemnify the Purchaser for expenses and/or liabilities incurred by the Group Companies pursuant to Clause 7.4.1 in the amount equal to fifty-five percent (55%) of the aggregate amount of such expenses and/or liabilities as determined by subtracting the Company’s Cash Balance from the aggregate amount of such expenses and/or liabilities actually paid by the Group Companies to authorized vendors or liable to pay under invoices from such authorized vendors for the purchase of the software licenses set forth in Schedule 12 in satisfaction of Clause 7.4.1, PROVIDED that the obligation to indemnify under this Clause 8.1.4 shall apply only to those such expenses and/or liabilities which in the aggregate do not exceed US$7,000,000.  For the avoidance of doubt, any Claim made here under shall not be subject to the amount thresholds set forth in Clause 8.1.5 either for purposes of excluding the liability for failure to exceed the amount thresholds under Clause 8.1.5(i) or for determining the aggregate amount of Claims under Clause 8.1.5(ii).

8.1.5                      Thresholds.  No Seller shall be required to indemnify the Purchaser with respect to any claim for indemnification pursuant to Clauses 8.1.1 and 8.1.2, unless and until (i)

the amount of such Claim exceeds US$75,000 and (ii) the aggregate amount of all Claims against the Sellers exceeds US$500,000, at which time the relevant Sellers shall be obligated to indemnify the Purchaser for all Losses and not merely for the Losses in excess of US$500,000.

8.1.6                      Limits. The aggregate liability of the Indemnifying Party with respect to claims for indemnification under this Clause 8 shall not exceed US$40,000,000. At any time the aggregate liability of the Sellers shall be limited to that amount which remains in the Escrow Account.

8.1.7                      Sole and Exclusive Remedy.  The indemnity provided for in this Clause 8 shall be the sole and exclusive remedy of the Indemnified Party after the Closing for breach of a representation, warranty, covenant or other agreement contained in this Agreement, and satisfaction of any Claims therein shall be limited to such amounts as are available through the Escrow Account at the time of payment of any such Claims; provided, however that nothing in this Agreement (including Clauses 8.1.5 and 8.1.6) shall limit an Indemnified Party’s remedies against Indemnifying Parties with respect to any Claims arising from any breach of the obligations under Clause 7.2.1, 7.2.2 or any Claim to the extent that the liability of the relevant Indemnifying Party in respect of that Claim arises from fraud.  For the avoidance of doubt, any liability for Claims arising from fraud on the part of any Sellers shall be several and not joint.

8.1.8                      Claims Procedure for Indemnification.  Subject to the limitations on liability set forth herein, whenever any claim shall arise for indemnification hereunder (“Claim”), the Party making such Claim (the “Indemnified Party”) shall promptly deliver a Notice of Claim to each Person from whom the indemnification is sought (the “Indemnifying Party”), including the Sellers’ Representatives, as applicable; provided, however, that during the Escrow Period, the Purchaser shall only be obligated to deliver a Notice of Claim to the Persons required under Clause 3.5.2.  The failure to give such Notice of Claim shall not relieve the Indemnifying Party of any of its indemnification obligations contained herein, except to the extent the failure to give such Notice of Claim actually and materially prejudices the rights of the Indemnifying Party.  The Indemnifying Party shall have the right to be represented, at its own expense, by advisory counsel and accountants, in case of any claim by a third party, any suit or claim by any governmental body, or any legal, administrative or arbitration proceeding, with respect to which the Indemnifying Party may have liability under the provisions of Clause 8.  The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants, at all reasonable times during normal business hours, all books and records within the Indemnified Party’s possession or control relating to such suit, claim or proceeding, and the Indemnified Party will render to the Indemnifying Party such assistance as may reasonably be required in order to insure proper and adequate defense of any such suit, claim or proceeding.

8.1.9                      In the event of a claim by a third party against the Indemnified Party from which any Claim shall arise, the Indemnifying Party shall defend such third party claim or action at the Indemnifying Party’s expense.  In no event shall the Indemnified Party enter into any settlement or compromise of any indemnified claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed.  The Indemnifying Party shall have control over the defense and settlement of any indemnified claim, provided however that in no event shall the Indemnifying Party enter into any settlement or compromise of any indemnified claim without the Indemnified Party’s prior written consent if such settlement or compromise (i) includes either equitable or injunctive relief against the Indemnified Party; (ii) includes an admission of liability or wrong doing on behalf of the

Indemnified Party; or (iii) could reasonably be expected to create or increase liabilities of the Indemnified Party.

8.2                                 Survive Closing.

The obligations under this Clause 8 shall survive Closing, provided that all Claims for indemnification under this Clause 8 (except for a claim with respect to any breach of Clause 7.2.1, 7.2.2 or fraud on the part of any Seller) must be asserted on or prior to the date that is eighteen (18) months after the Closing Date.

9.                                      CONFIDENTIALITY

9.1                               Each Party undertakes to the other Parties that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of any Party or any Affiliate of such Party and subject to the provisions of Clause 9.2 that they will not at any time hereafter make use of or disclose or divulge to any Person any such information and shall use their best endeavors to prevent the publication or disclosure of any such information.

9.2                               The restrictions contained in Clause 9.1 shall not apply so as to prevent any Party from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which such Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Clause 9 shall apply to and each Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 9 by any Party.

10.                               FURTHER ASSURANCE

10.1                         The Parties hereto shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

11.                               NO PARTNERSHIP

11.1                         Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between the Parties and save as expressly agreed herein none of the Parties shall have any authority to bind or commit any other Party.

12.                               REMEDIES

12.1         Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have to seek under Applicable Laws in the event of the breach of any of the terms of this Agreement.

12.2                           Not Affected by Closing.

Closing shall not prejudice a Party’s rights and remedies in relation to breaches committed by another Party at or before Closing.

13.                               CONSENTS

At Closing, the Sellers waive all their rights arising out of the Prior Agreement and give all consents and waivers as may be required under the terms of the Prior Agreement, the memorandum and articles of association of the Company, or any other related documents to effect the transactions contemplated under this Agreement.

14.                               COSTS

14.1                           Each Party shall pay its own costs and disbursements of and incidental to the preparation and execution of this Agreement.

15.                               ASSIGNMENT

15.1                         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto.  This Agreement and the rights and obligations herein may be assigned by the Purchaser, provided that the Purchaser shall guarantee the fulfillment of the payment obligations by any future assignee under this Agreement and has obtained written consent of such assignment from the Sellers who hold at least 50% of the Shares immediately prior to the Closing, no less than five (5) Business Days prior to effecting such assignment, which consent shall not be unreasonably denied.  The Sellers may assign its rights or delegate its obligations under this Agreement only with the prior written consent of the Purchaser, which consent shall not be unreasonably denied.

16.                               ENTIRE AGREEMENT

16.1                         This Agreement (together with any other agreements referred to herein) constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof.

17.                               AMENDMENT

17.1                           No variation or amendment to this Agreement shall be effective unless in writing signed by authorized representatives of each of the Parties.

18.                               NOTICES

18.1                           Contact Details.

Any notices, requests and other communications required or permitted under this Agreement shall be in writing and will be deemed to have been duly given only if delivered personally, by email, or by facsimile transmission or mailed (postage prepaid) or couriered to the Parties at the following addresses or facsimile numbers:

18.1.1                 Company.

China HR.com Holdings Ltd
4/F, CITIC Building #2
19 Jianguomenwai Avenue
Chaoyang District
Beijing, China
Attention: Rita Tam

18.1.2                 Non-Management Shareholders.

For the Non-Management Shareholders and the Management Shareholders, to the address or facsimile number for each Non-Management Shareholder and each Management Shareholder as set forth on Part II of Schedule 2 hereto.

With a copy (which shall not constitute notice) to:
Morrison and Foerster LLP
Attention: Steven L. Toronto
Suite 3408, China World Tower 2
No. 1, Jianguomenwai Avenue,
Beijing 100004, P.R.C.
Telephone: 86-10 6505 9090
Facsimile: 86 10 6505 9091
E-mail: SToronto@mofo.com

18.1.3                 ESOP Holders.

For the ESOP Holders, to the care of Mr. Jianguo Zhang, Attorney-in-Fact for the ESOP Holders at:

Mr. Jianguo Zhang.
9/F, Xinzu Building
No. 6 Ritan Road
Chaoyang District
Beijing, P.R.C.
Telephone: 86-010-65860110-1010
Facsimile: 86-010-65006964
E-mail: jianguo666@yahoo.com.cn

18.1.4                 Mr. Jianguo Zhang, Mr. Jiexian Zhang, Mr. Xuebin Lu and Mr. Shengping Tang.

For Mr. Jianguo Zhang, Mr. Jiexian Zhang, Mr. Xuebin Lu and Mr. Shengping Tang, each in their individual capacities, at:

Mr. Jianguo Zhang.
9/F, Xinzu Building
No. 6 Ritan Road
Chaoyang District
Beijing, P.R.C.
Telephone: 86-010-65860110-1010
Facsimile: 86-010-65006964
E-mail: jianguo666@yahoo.com.cn

Mr. Jiexian Zhang
Room 2505, Building No. 11
Wan Ke Xing Yuan, Yangshan Road
Chaoyang District, Beijing, P.R.C.
Telephone: 86-13901081292
Facsimile: 8610-5136 7122
E-mail: zhangjiexian@gmail.com

Mr. Xuebin Lu
Room 1005, Building 70, Yuan Yang Tian Di
Ba Li Zhuang Xi Li, Chaoyang District,
Beijing, P.R.C.
Telephone: 86-010-85860014

Facsimile: 86- 010-65866155
Mobile: 86- 13621311311
Email: yuanfengge@vip.sina.com

Mr. Shengping Tang
E-Career Shanghai
4th Floor, No. 8 of Bao Qing Road
Xuhui District, Shanghai, P.R.C.
Telephone: 86-021-61418848
Facsimile: 86-021-61418846
E-mail: tangshengping0034@hotmail.com

18.1.5                 Seller Representatives.

Union Advance Group Limited
c/o Susan Yiu
Chinese Secretaries & Managers Limited
9th Floor Tung Ning Building
249-253 Des Voeux Road Central
Hong Kong
Telephone: (852)2544-8093
Facsimile: (852)2541-5885
E-mail: jianguo666@yahoo.com.cn

E-Career Holdings Limited
Attention to: Kathy Xu,
Managing Partner,
Capital Today Group ,
Suite 3808, Jin Mao Tower,
88 Century Boulevard,
Pudong, Shanghai 200121
China
Telephone: (86 21) 5098 8886
Cell: (86) 138 1819 7988
E-mail: kathyxu@capitaltoday.com

Good Connection Enterprises Limited
Room 2505, Building No. 11
Wan Ke Xing Yuan, Yangshan Road
Chaoyang District, Beijing, P.R.C.
Telephone: 86-13901081292

Facsimile: 8610-5136 7122

E-mail: zhangjiexian@gmail.com

Full Moon Resources Limited
1902 Bank of America Tower,
12 Harcourt Road,
Central,
Hong Kong
Telephone: (852) 3900 8282
Facsimile: (852) 3900 8123
E-mail: francis.p.leung@gmail.com

18.1.6                Purchaser, TMP and MWI.

Monster Worldwide, Inc.
Attention: Michael C. Miller
622 Third Avenue
New York, New York 10017
Telephone: (212) 351-7000
Facsimile: (917) 256-8526
E-mail: Michael.Miller@monster.com

With a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
Attention: Howard Wu
Unit 1601, Jin Mao Tower
88 Century Avenue
Pudong, Shanghai 200121, People’s Republic of China
Fax: +86 21 5047 0020
E-mail: howard.wu@bakernet.com

18.2                           Delivery.

All such notices, requests and other communications will:

18.2.1                if delivered by email or personally to the address as provided in this section, be deemed given upon delivery without receipt of any error message;

18.2.2                if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given when confirmation of its transmission has been recorded by the sender’s facsimile machine; and

18.2.3                if delivered by mail or courier in the manner described above to the address as provided in this section, be deemed given five (5) Business Days after posting it (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Clause 18).

18.3                           Change of Contact Details.

Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties in accordance with this Clause18.

19.                               WAIVER

19.1                           No Waiver.

The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

19.2                           In Writing.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

19.3                          Single Waiver Does Not Imply General Waiver.

No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

20.                               SEVERABILITY

20.1                         If at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

21.                               COUNTERPARTS

21.1                         This Agreement may be entered into on separate pages, each of which when so executed and delivered shall be an original but each page shall together constitute one and the same instrument and shall take effect from the time of execution of the last page.  Immediate evidence that a page has been executed may be provided by transmission of such page by facsimile machine or electronic mail with the original executed page to be forthwith put in the mail.

22.                               GOVERNING LAW

22.1                          This Agreement shall be governed in all respects by the laws of New York, without reference to any conflicts of law principles thereof (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

23.                               DISPUTE RESOLUTION

23.1                          Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation between any of the parties hereto.  Such consultation shall begin immediately after one party has delivered to one or more other parties a Notice of Claim.  If, within Thirty (30) days following the date on which the Notice of Claim is delivered, the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to the dispute.

23.2                          The arbitration shall be conducted in Hong Kong and under the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules in force when the Notice of Arbitration (as provided under the HKIAC Administered Arbitration Rules) (the “Notice of Arbitration”) is submitted, save that to the extent of any inconsistency only the provisions of this Clause 23 shall prevail.  There shall be three (3) arbitrators.  The complainant or complainants, on the one hand, and the respondent or respondents, on the other, shall each nominate one (1) arbitrator within thirty (30) days after the delivery of the Notice of Arbitration to the respondent(s).  The appointment of party-nominated arbitrators shall be confirmed by the HKIAC Council.  Both arbitrators shall agree on the third arbitrator within thirty (30) days of their confirmation by the HKIAC Council.  Should either the complainant(s) or respondent(s) fail to appoint an arbitrator within the time limits specified or should the two arbitrators fail within thirty (30) days of their confirmation to reach agreement on the third arbitrator, such arbitrator shall be appointed by the HKIAC Council.

23.3                          The arbitration proceedings shall be conducted in English.

23.4                         Each Party shall cooperate with any of the parties to the dispute in making full disclosure of and providing complete access to all information and documents requested by any of the parties to the dispute in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

23.5                         The costs of any arbitration shall be borne by the losing party or parties, unless otherwise determined by the arbitration tribunal.

23.6                         When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

23.7                         The award of the arbitration tribunal shall be final and binding upon the parties to the dispute, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

23.8                         Any party to a dispute under this Clause 23 shall be entitled to seek injunctive relief or other measures of interim preservation or protection from any court of competent jurisdiction pending the constitution of the arbitration tribunal and in doing so shall not be deemed to be acting inconsistently with this agreement to arbitrate.

[Signature Page Follows]

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

China HR.com Holdings Ltd

By	/s/ Jianguo ZHANG
Print Name: Jianguo ZHANG
Title: Authorized Signatory

Monster Worldwide Limited

By	/s/ Andrea Bertone
Print Name: Andrea Bertone
Title: Director

Monster Worldwide Netherlands B.V.

By	/s/ Rob Brouwer
Print Name: Rob Brouwer
Title: Director of Parent Company/Corporate Director

Monster Worldwide Inc.

By	/s/ Salvatore Iannuzzi
Print Name: Salvatore Iannuzzi
Title: Chairman, President and Chief Executive Officer

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT IN RELATION TO CHINA HR.COM
HOLDINGS LIMITED

E-Career Holdings Ltd.

By	/s/ Xin XU
Print Name: Xin XU ([CHINESE CHARACTERS])
Title: Authorized Signatory

Good Connection Enterprises Limited

By	/s/ Jiexian ZHANG
Print Name: Jiexian ZHANG ([CHINESE CHARACTERS])
Title: Director

Full Moon Resources Limited

By	/s/ LEUNG Pak To
Print Name: LEUNG PAK TO
Title: Director

Macintosh Associates Limited

By	/s/ WONG Siu Kong
Print Name: WONG SIU KONG
Title: DIRECTOR

Beauchamp Int’l Limited

By	/s/ Shiu Kwong YIP
Print Name: Shiu Kwong Yip
Title: Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT IN RELATION TO CHINA HR.COM
HOLDINGS LIMITED

Surbiton Investments Limited

By	/s/ Adrian Hau Chak FU
Print Name: Adiran Hau Chak FU
Title: Director

Union Advance Group Limited

By	/s/ Jianguo ZHANG
Print Name: Jianguo ZHANG ([CHINESE CHARACTERS])
Title: Authorized Signatory

Empire People Limited

By	/s/ Shengping TANG
Print Name: Shengping TANG ([CHINESE CHARACTERS])
Title: Authorized Signatory

Great Strategies Group Limited

By	/s/ Xuebin LU
Print Name: Xuebin LU ([CHINESE CHARACTERS])
Title: Authorized Signatory

All United Consultants Limited

By	/s/ Xiaowen ZHANG
Print Name: Xiaowen ZHANG ([CHINESE CHARACTERS])
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT IN RELATION TO CHINA HR.COM
HOLDINGS LIMITED

Jiexian ZHANG ([CHINESE CHARACTERS])

By	/s/ Jiexian ZHANG

Jianguo ZHANG ([CHINESE CHARACTERS])

By	/s/ Jianguo ZHANG

Xuebin LU ([CHINESE CHARACTERS])

By	/s/ Xuebin LU

Shengping TANG ([CHINESE CHARACTERS])

By	/s/ Shengping TANG

Xiaowen ZHANG ([CHINESE CHARACTERS])

By	/s/ Xiaowen ZHANG

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT IN RELATION TO CHINA HR.COM
HOLDINGS LIMITED

Each of the ESOP Holders

By:	/s/ Jianguo ZHANG
Jianguo ZHANG ([CHINESE CHARACTERS])
Attorney-in-fact by Power of Attorney

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT IN RELATION TO CHINA HR.COM
HOLDINGS LIMITED